                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
[X]  Definitive Proxy Statement                      Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                               McM Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
                N/A

     (2)  Aggregate number of securities to which transaction applies:
                N/A

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                N/A

     (4)  Proposed maximum aggregate value of transaction:
                N/A

     (5)  Total fee paid:
                N/A

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
                N/A

     (2)  Form, Schedule or Registration Statement No.:
                N/A

     (3)  Filing Party:
                N/A

     (4)  Date Filed:
                N/A

                                 MCM CORPORATION
                                702 OBERLIN ROAD
                              POST OFFICE BOX 12317
                          RALEIGH, NORTH CAROLINA 27605

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 22, 1997

TO THE SHAREHOLDERS OF MCM CORPORATION:


         The Annual Shareholders' Meeting of McM Corporation will be held Thursday, May 22, 1997, at 10:00 a.m. at the Executive Offices of McM Corporation, 702 Oberlin Road, Raleigh, North Carolina, for the following purposes:

         A.  To fix the number of directors for the coming year at seven.

         B. To elect seven directors for one-year terms of office as shown in the enclosed Proxy Statement.

         C. To transact such other business as may properly come before the meeting.

         You are cordially invited to attend this meeting in person, but if you cannot be present, it is important that you sign, date and promptly return the enclosed Form of Proxy in the enclosed postage-paid envelope so your vote may be cast at the meeting.

         Shareholders of record at the close of business on April 11, 1997, the record date, are entitled to notice of and to vote at the Annual Shareholders' Meeting and any adjournment thereof. Further information regarding the meeting and the nominees for election as directors of McM Corporation is set forth in the accompanying Proxy Statement.

                                By direction of the Board of Directors,


                                                  Michael D. Blinson
                                                  Senior Vice President/
                                                  Corporate Secretary

Date:    April 22, 1997
         Raleigh, North Carolina

         A copy of the Annual Report to Shareholders of McM Corporation for the year ended December 31, 1996, containing Financial Statements, is enclosed.

                                 MCM CORPORATION

                                 PROXY STATEMENT

         The following information is provided in connection with the solicitation of proxies for the Annual Meeting of Shareholders of McM Corporation (hereafter referred to as "McM" or the "Company") to be held at the Executive Offices of McM Corporation, 702 Oberlin Road, Raleigh, North Carolina, at 10:00 a.m. on Thursday, May 22, 1997. The address of McM's principal executive offices is 702 Oberlin Road, Post Office Box 12317, Raleigh, North Carolina 27605. This Proxy Statement and the attached Form of Proxy are being mailed to the shareholders of the Company on or about April 22, 1997.

                               PROXY SOLICITATION

         A Form of Proxy for use at the meeting is enclosed. This Form of Proxy will be voted in accordance with the specifications made thereon if it is properly executed and received by the Company prior to the time of the Annual Meeting. WHERE A CHOICE HAS BEEN SPECIFIED IN A PROXY FOR OR AGAINST THE PROPOSAL THEREIN, THE PROXY WILL BE VOTED AS SPECIFIED. EACH PROXY WILL BE VOTED FOR EACH PROPOSAL UNLESS A CONTRARY CHOICE IS SPECIFIED.

         Directors are elected by a plurality of the votes cast by the shares entitled to vote at the Annual Meeting. Accordingly, votes "withheld" for director-nominee(s) will not count against the election of such director-nominee(s). The vote of a simple majority of the total McM shares represented at the Annual Meeting, present in person or by proxy, is required to fix the number of directors. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote although both will count toward the presence of a quorum.

         This solicitation is being made by the Board of Directors of the Company, and the cost of this solicitation will be borne by the Company.

         A shareholder who signs and returns the enclosed Form of Proxy has the power to revoke it at any time before it is voted by notifying the Corporate Secretary of the Company in writing. Likewise, the enclosed proxy may be revoked by any later dated proxy.

         None of the matters expected to be presented at the Annual Meeting give rise to a dissenting shareholder's right to appraisal.

                                  CAPITAL STOCK

         Only shareholders at the close of business on April 11, 1997, (the "Record Date"), are entitled to vote at the Annual Meeting. On the Record Date there were issued and outstanding 4,682,284 shares of common stock having a par value of $1.00 per share. Each share shall be entitled to one vote.

                             PRINCIPAL SHAREHOLDERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         Set forth below is the ownership of the Company's securities by all persons or groups known to the Company to be the beneficial owner of more than five percent of any class of the Company's voting securities as of the Record
Date:

Title                                              Amount and Nature          Percent
 of                Name and Address                 of Beneficial               of
Class             of Beneficial Owner                 Ownership               Class
-----             -------------------                 ---------               -----

Common        McMillen Trust (1)                   3,087,500 shares           65.9%
              Wilmington Trust Company,             directly owned
              Trustee
              Post Office Box 1569
              Wilmington, Delaware  19899

Common        Jesse Greenfield I.R.A.  (2)         236,529 shares              5.1%
              3765 Wild Plum Court
              Boulder, Colorado  80304


-----------------------

(1) The McMillen Trust was created in 1925 pursuant to the terms of a deed of trust from Alonzo B. and Florence O. McMillen. The Trust continues in existence until the expiration of 21 years after the last to die of Elizabeth Lee Long, Florence Lee Headley, R. Peyton Woodson III and Laurence F. Lee, Jr. The McMillen Trust has been directed by the Chancery Court of the State of Delaware to dispose of its interest in McM. In April 1993, the Court granted the petition of the Wilmington Trust Company, Trustee of the McMillen Trust, for a clarification of existing orders to make clear, among other things, that the timing and terms of any such disposition or sale shall be determined in the sound discretion of the Trustee.

         The Trustee of the McMillen Trust, subject to certain limitations, is required to vote the shares which it owns in McM in the way that a majority in interest of the income beneficiaries may decide. At present there are six income beneficiaries of the McMillen Trust. All are lineal descendants of the Trust grantors. The figures following each name show the relative interests in the Trust of the income beneficiaries:


         a.       Mrs. Elizabeth Lee Long (1/9), Denver, Colorado.

         b.       Mrs. Florence Lee Headley (1/9), Denver, Colorado.

         c. Mr. Laurence F. Lee, Jr. (1/9), Jacksonville, Florida. Mr. Lee is a director of McM. (See Election of Directors)

         d. Mrs. Lonnie McMillen Sanchez (1/6), Albuquerque, New Mexico. Mrs. Sanchez is married to Claude G. Sanchez, Jr., a director of McM. (See Election of Directors)

         e.       Mrs. Katherine Faust Roe (1/6), Sante Fe, New Mexico.

         f. Mr. R. Peyton Woodson III (1/3), Raleigh, North Carolina. Mr. Woodson is a director of McM. (See Election of Directors)

         The Trustee of the McMillen Trust has granted to McM Acquisition Corporation ("MAC") an option to purchase all of the Trust's shares at $6.20 per share exercisable until March 1, 1998. MAC, controlled by private investor and real estate developer M. Roland Britt, has filed a Form 13D with the SEC dated February 3, 1997. McM cannot predict whether MAC will exercise its option, but should it elect to do so, such exercise would result in a change of control of McM (See Corporate Developments).

(2) This information is based on SEC Schedule 13D filed by Jesse Greenfield I.R.A. and dated July 26, 1995.

                             CORPORATE DEVELOPMENTS

         In December 1987, the Chancery Court of Delaware directed the Trustee of the McMillen Trust to dispose of the Trust's investment in the Company, subject to the Court's prior approval of the terms of the disposition. The Court's decision was the result of a petition filed in 1986 by Wilmington Trust Company, Trustee under the McMillen Trust, which asked the Court for instructions as to whether it must continue to hold at least 65% of the shares of the Company as provided in the Trust Agreement.

         During 1989, McM engaged the services of PaineWebber Incorporated ("PaineWebber"), an investment banking firm, to act as its financial advisor and agent in connection with any sale or disposition of McM or its subsidiaries.

         On October 24, 1991, McM completed the sale of its subsidiaries, Occidental Life Insurance Company and Peninsular Life Insurance Company, to Pennsylvania Life Insurance Company.

         On December 31, 1991, the sale of 913,460 shares of British-American Insurance Company, Ltd. held by McM's wholly-owned subsidiary, Equity Holdings, Inc., was completed.

         On June 22, 1992, the sale of Atlantic Southern Insurance Company, McM's Puerto Rico life insurance company, to a subsidiary of Life of Jamaica, Ltd. was completed.

         On January 29, 1993, McM announced that it had discontinued efforts to sell Occidental Fire & Casualty Company of North Carolina and Wilshire Insurance Company. McM's decision was prompted by current market and economic conditions as well as other factors which had an adverse effect on the general sale process being conducted by PaineWebber. However, McM announced that PaineWebber would continue to serve the McM group as its financial advisor.

         In April 1993, the Court granted the petition of the Wilmington Trust Company, Trustee of the McMillen Trust, for a clarification of existing orders to make clear, among other things, that the timing and terms of any disposition or sale shall be determined in the sound discretion of the Trustee.

         On February 3, 1997, McM received a copy of an SEC Form 3 filing made by McM Acquisition Corporation, a North Carolina corporation ("MAC") controlled by local real estate developer and private investor M. Roland Britt, and by Mr. Britt himself. The Form 3 indicated that MAC had acquired an option to purchase all of the McM shares owned by the Trust for $6.20 per share exercisable until March 1, 1998.

         On February 4, 1997, McM received a copy of an SEC Schedule 13D filed by MAC and Mr. Britt which provided further information in connection with the option and which attached written agreements dated November 22, 1996, and January 24, 1997, between the Trust and MAC. These agreements related to a possible merger between McM and MAC, and to the option.

         In a separate, independent action, McM agreed on January 31, 1997, to provide MAC confidential access to the Company's records and information to enable MAC to conduct due diligence reviews and to pursue appropriate financial arrangements for a possible acquisition of all of McM's shares. This agreement, which expires May 31, 1997, also grants to MAC an exclusive period during which McM will continue its policy of not soliciting acquisition offers.

         McM cannot predict whether MAC will exercise its option or obtain the required approvals and financial arrangements to acquire either the Trust's shares or all of the shares of McM.


                              ELECTION OF DIRECTORS

         The Board proposes the election of seven directors of the Company, all of whom are currently directors of the Company, for a term of one year.

RESOLUTION DETERMINING NUMBER OF DIRECTORS TO BE ELECTED

         The bylaws of McM provide that the number of members of the Board of Directors shall be fixed by resolution of the shareholders. Accordingly, the McM Board of Directors recommends adoption of the following resolution:

         RESOLVED, pursuant to Article II, Section 1, of the Bylaws of McM Corporation, that the number of directors of the Company is hereby fixed at seven.

NOMINEES

         The seven directors will be elected at the Annual Meeting for a term of one year or until the election and qualification of their successors. It is not expected that any nominee will be unavailable to serve, but if such an event occurs, proxies will be voted for the election of a substitute nominee. All of the nominees are currently directors of the Company and its two property and casualty subsidiaries. Each of the current directors received at least 99.3% of the shares voted in the last annual election.

         The following table sets forth the name and age of each nominee, the nominee's occupation, including positions and offices with the Company, the period during which he has served as a director together with the number of shares of common stock beneficially owned, directly or indirectly, by such nominee, if any and the percentage of the outstanding shares that any such ownership represented at the close of business on March 31, 1997.

       NOMINEE'S
    NAME, PRINCIPAL
    OCCUPATION (IN                                      PERIOD OF                AMOUNT AND          PERCENT
 ADDITION TO DIRECTOR,                                 CONSECUTIVE                 NATURE            OF CLASS
    IF APPLICABLE)                                       SERVICE                OF BENEFICIAL      BENEFICIALLY
     AND ADDRESS                           AGE            FROM                   OWNERSHIP (1)         OWNED
-----------------------                    ---        ------------             ----------------      ----------
MICHAEL A. DIGREGORIO                       50             1995                         80              .002
Vice President/Senior
 Trust Counsel
Wilmington Trust Company
Wilmington, DE

GEORGE E. KING                              66             1989                     78,684(2)          1.680
Chairman Emeritus/Chief
 Executive Officer
McM Corporation
Raleigh, NC

LAURENCE F. LEE, JR.                        75             1989                        779(3)           .017
Retired
Jacksonville, FL

LAURENCE F. LEE III                         46             1988                         10(4)              -
President
Plan Analysts
Jacksonville, FL

CLAUDE G. SANCHEZ, JR.                      42             1989(5)                      50(6)           .001
Sun Construction & Real
 Estate Company
Albuquerque, NM

STEPHEN L. STEPHANO                         43             1992                     64,228(7)          1.372
President/Chief
 Operating Officer
McM Corporation
Raleigh, NC

R. PEYTON WOODSON III                       74             1991(8)                  39,734(9)           .848
President
Enterprise Holdings
 Proprietary, Inc.
Raleigh, NC

--------------------------
Share ownership of all current
   Directors and Executive
   Officers of McM as a
   Group (7 persons)   . . . . . . . . . . . . . . .     183,565(10)  3.920(10)

-----------------------

         (1) Except as otherwise noted, each person has sole investment and voting power over the common stock indicated as being beneficially owned by such person.

         (2) Share amount includes an exercisable option on 17,184 shares of McM common stock at an option price of $1.38 per share, an exercisable option on 3,800 shares of McM common stock at an option price of $2.25 per share and an exercisable option on 16,200 shares of McM common stock at an option price of $2.75 per share. Mr. King owns 41,500 shares jointly with his wife.

         (3) Mr. Lee, Jr. is an income beneficiary of the McMillen Trust, which is the owner of 3,087,500 shares (or 65.9%) of the Company. The Trust's shares are not included in the total shown for Mr. Lee, Jr. (See Principal Shareholders). The number of shares shown is comprised of 500 shares directly owned by Mr. Lee, Jr. and 279 shares owned jointly with his wife. Mr. Lee, Jr. is the first cousin of director-nominee R. Peyton Woodson III and is the father of director-nominee Laurence F. Lee III.

         (4) Mr. Lee III is the son of director-nominee Laurence F. Lee, Jr. who is an income beneficiary of the McMillen Trust. Mr. Lee III directly owns 10 shares of McM.

         (5) Date on which Mr. Sanchez was elected currently to the Board of Directors of McM. He previously served on the Board of McM from May 1985 to April 1988.

         (6) Mr. Sanchez is the husband of Lonnie McMillen Sanchez. Mrs. Sanchez is an income beneficiary of the McMillen Trust. Mrs. Sanchez directly owns 50 shares of McM.

         (7) Share amount includes an exercisable option on 17,184 shares of McM common stock at an option price of $1.38 per share, an exercisable option on 3,800 shares of McM common stock at an option price of $2.25 per share and an exercisable option on 16,200 shares of McM common stock at an option price of $2.75 per share. Mr. Stephano owns 23,675 shares jointly with his wife and 3,369 shares directly.

         (8) Date on which Mr. Woodson was elected currently to the Board of Directors of McM. He previously served on the Board from December 1977 to May 1985.

         (9) Mr. Woodson is an income beneficiary of the McMillen Trust, which is the owner of 3,087,500 shares (or 65.9%) of the Company. The Trust's shares are not included in the total shown for Mr. Woodson (See Principal Shareholders). The number of shares shown is comprised of 725 shares directly owned by Mr. Woodson, 459 shares owned by Mr. Woodson's wife and 38,550 shares owned by a charitable foundation of which Mr. Woodson is one of five trustees. Mr. Woodson is the first cousin of director-nominee Laurence F. Lee, Jr.

         (10) This number does not include shares owned by the McMillen Trust. See Footnotes (3) and (9).

BUSINESS EXPERIENCE OF THE NOMINEE DIRECTORS

         Mr. DiGregorio has served as a director of McM since May 1995. He has also served for more than six years as Vice President and Senior Trust Counsel with Wilmington Trust Company in Wilmington, Delaware, where he manages the Estate and Legal Services Division. A graduate of Temple University, Mr. DiGregorio was admitted to the Pennsylvania Bar in 1979, and was then employed as an Investigator for the United States Department of Labor. Prior to joining Wilmington Trust, Mr. DiGregorio worked as an Employee Benefits Attorney for the Fidelity Mutual Group in Radnor, Pennsylvania, and later at the law firm of Stradley, Ronon, Stevens & Young in Philadelphia, Pennsylvania.

         Mr. King has served as a director of McM since February 1989. Mr. King has also acted as Chairman of the Board of McM and Chairman of all of its subsidiaries since February 1989 when he was named President and Chief Executive Officer. He was elected Chairman Emeritus of McM in August 1996. He served as President of McM subsidiaries Occidental Life and Peninsular Life Insurance Companies until McM sold those companies on October 24, 1991. Through December 1988, Mr. King served as Executive Vice President of McM, to which position he was named in January 1985. Prior to his affiliation with McM, Mr. King was Deputy Commissioner and Chief Examiner with the North Carolina Department of Insurance.

         Mr. Lee, Jr. has served as a director of McM since February 1989. Mr. Lee retired as an insurance executive in 1975. He served as President of Peninsular Life Insurance Company from 1959 to 1964 and as Chairman of the Board and Chief Executive Officer from 1964 to 1973.

         Mr. Lee III has served as a director of McM since January 1988. He is President and owner of Plan Analysts, a group insurance and estate planning organization located in Jacksonville, Florida, with which he has been associated for more than fourteen years.

         Mr. Sanchez has served as a director of McM since February 1989. He previously served as a director of McM from May 1985 to April 1988. He is currently affiliated with Sun Construction & Real Estate Company in Albuquerque, New Mexico. He is the former owner and operator of Lonkita Farms, a thoroughbred horse racing and breeding operation located in Veguita, New Mexico. Mr. Sanchez previously served as a director of British-American Insurance Company, Limited, Nassau, Bahamas.

         Mr. Stephano has served as a director of McM since August 1992. In August 1996, he was elected President of McM. In March 1995, he was elected Chief Executive Officer of McM subsidiaries Occidental Fire & Casualty Company of North Carolina and Wilshire Insurance Company after having been named President of both companies in July 1994. He was named Chief Operating Officer of McM and its subsidiaries in September 1992. Previously, Mr. Stephano was named Executive Vice President of McM in January 1988. He had been named Senior Vice President/Chief Financial Officer of McM in January 1985. Mr. Stephano's various other previous positions at McM have been Vice President, Chief Financial Officer and Treasurer beginning in 1983; Vice President and Controller beginning in January 1983; Controller beginning in 1982. Prior to his employment with McM, he served on the professional staff of Ernst & Young, an international public accounting firm.

         Mr. Woodson has served as a director of McM since August 1991. He previously served as a director of McM from December 1977 to May 1985. He is currently President of Enterprise Holdings Proprietary, Inc., a holding company for several private ventures. Mr. Woodson held various executive positions within the McM group of companies throughout his career, including Chairman of the Board of McM from December 1977 to May 1985.

DIRECTORS' FEES

         Directors who are not salaried officers of McM or its subsidiaries are compensated at a rate of $15,000 per year plus $1,000 per diem for each Board or Board committee meeting attended and $1,000 per diem for travel associated with such meeting. The directors are also reimbursed for other expenses incurred in attending the meetings. Similarly, directors involved in special assignments are compensated at the rate of $1,000 per diem for special assignments and $1,000 per diem for travel associated with such special assignments. As with regular Board meetings, other expenses incurred by these directors in attending such special assignments are reimbursed.

         In addition, directors who are not salaried officers are compensated at a rate of $5,000 per year for each subsidiary company Board of Directors on which they serve. Per diem allowances are the same as those for serving on the McM Board of Directors except that no per diem allowances are paid if Board meetings are held concurrently. During 1996, all subsidiary Board meetings were held concurrently with McM Board meetings. Total fees in the amount of $273,000 were expended for all regular McM and subsidiary Board meetings, Board committee meetings and special assignments during 1996.

BOARD AND COMMITTEES OF THE BOARD

         The Board of Directors met nine times in formal session during the 1996 fiscal year. Directors of the Board also met four times for special assignments during 1996.

         The committees of the McM Board are Audit, Executive, Personnel, Investment and Compensation. The Company does not have a nominating committee. Due to the size of the McM Board, all the directors serve on the Personnel, Executive and Investment Committees. Only directors who are not salaried officers serve as members of the Audit and Compensation Committees.

         The Audit Committee met two times during 1996, with R. Peyton Woodson III acting as Chairman. The Audit Committee reviews the arrangement, scope and results of the external audit, considers comments made by the independent auditors with regard to internal controls and the response of management to such comments.

         The Executive Committee did not meet during 1996. The Executive Committee has been granted the authority of the Board in the management of the business affairs of McM when the Board is not in session.

         The Personnel Committee met two times during 1996, with Michael A. DiGregorio acting as Chairman. The Personnel Committee reviews and monitors compensation plans, including incentive compensation and benefit plans, other than those addressed by the Compensation Committee. The Personnel Committee is also responsible for management succession planning.

         The Investment Committee met four times during 1996, with Laurence F. Lee, Jr., acting as Chairman. The Investment Committee formulates investment strategy and policy and ratifies all investment transactions.

         The Compensation Committee met once during 1996, with Laurence F. Lee III acting as Chairman. The Compensation Committee, comprised of independent directors who are not employees of McM or its subsidiaries, is charged with administering and monitoring the compensation and incentive plans for executive officers of McM and issues an annual report on compensation policies for inclusion in McM's proxy statement.

EXECUTIVE OFFICERS OF MCM CORPORATION

         The table below sets forth the names and ages of all executive officers of McM, all positions and offices with McM presently held by each such person, and the period of service as an officer with McM and subsidiaries.

                                                                   PERIOD OF
                                                                  SERVICE AS
          NAME            AGE                OFFICES              AN OFFICER
          ----            ---                -------              ----------

George E. King             66       Chairman Emeritus and           12/77
                                    Chief Executive Officer

Stephen L. Stephano        43       President and Chief              1/82
                                    Operating Officer


         Mr. King - See "Business Experience of the Directors."

         Mr. Stephano - See "Business Experience of the Directors."



                 EXECUTIVE OFFICERS' SUMMARY COMPENSATION TABLE


                                                                             LONG TERM COMPENSATION
                                                                       -------------------------------------

                                  ANNUAL COMPENSATION                         AWARDS              PAYOUTS
                           ----------------------------------------    -------------------------------------
                                                          OTHER                    SECURITIES
NAME AND                                                  ANNUAL       RESTRICTED  UNDERLYING                ALL OTHER
PRINCIPAL                                                 COMPEN-      STOCK        OPTIONS       LTIP      COMPENSA-
POSITION                   YEAR   SALARY($)  BONUS($)   SATION($)(3)   AWARD(S)($)    (#)        PAYOUTS($)   TION(4)
--------                   ----  ----------  --------   -----------    ---------   ---------     ---------   -------
George E. King(1)          1996    274,992   90,320      -----          -----         -----       22,324       7,120
 Chairman Emeritus/CEO     1995    259,995   97,600      -----          -----         -----        9,324       6,886
                           1994    250,223   78,267      -----          -----       50,000         -----       6,604



Stephen L. Stephano(2)     1996    225,000   66,863(5)   -----          -----         -----       15,921       1,126
  President/COO            1995    192,400   72,250(5)   -----          -----         -----        6,301         971
                           1994    185,000   52,925      -----          -----        50,000        -----         941

(1) Effective February 16, 1989, the Company entered into an employment contract with Mr. King. The contract, as amended effective March 28, 1990, October 18, 1990, December 30, 1991, February 1, 1993, September 1, 1993, and March 16, 1995, provided that Mr. King be employed as President and Chief Executive Officer for the period February 16, 1989, through December 31, 1996. Effective August 6, 1996, the contract was amended to provide that Mr. King be employed as Chairman Emeritus and

Chief Executive Officer for the period August 6, 1996, through at least December 31, 1997. The amendment further provided that the contract is terminated by the consummation of a Change in Control of McM occurring after December 31, 1996. The contract provides base salary and such additional discretionary bonuses, stock options or other compensation or increases in compensation, if any, as may be authorized by the Company. In addition, should Mr. King's employment be terminated without cause, he would be entitled to receive a lump sum payment equal to one year's total annual compensation.

(2) Effective February 1, 1993, the Company entered into an employment contract with Mr. Stephano, as amended September 1, 1993, and March 16, 1995. The contract provided that Mr. Stephano be employed as Executive Vice President and Chief Operating Officer of McM and President and Chief Executive Officer of McM subsidiaries through December 31, 1996. Effective August 6, 1996, the contract was amended to provide that Mr. Stephano be employed as President and Chief Operating Officer of McM and continue as President and Chief Executive Officer of the McM subsidiaries through at least December 31, 1998. The contract provides base salary and such additional discretionary bonuses, stock options or other compensation or increases in compensation, if any, as may be authorized by the Company. In addition, should Mr. Stephano's employment be terminated without cause, he would be entitled to receive a lump sum payment equal to two years' total annual compensation.

(3) Information regarding personal benefits totaled less than $50,000 or 10% of annual salary and bonus.

(4) The amounts noted represent premiums paid by the Company on behalf of executive officers for supplemental term life insurance.

(5) Mr. Stephano also received 50,000 shares of phantom stock in 1995 and in 1996. See table entitled "Long Term Incentive Plans - Awards in Last Fiscal Year."


            LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR(1)


                                                              ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK
                                                                             PRICE-BASED PLANS
                                                          -------------------------------------------------


                                            PERFORMANCE
                           NUMBER OF        OR OTHER
                           SHARES, UNITS    PERIOD UNTIL
                           OR OTHER         MATURATION OR     THRESHOLD         TARGET           MAXIMUM
      NAME                 RIGHTS (#)       PAYOUT             ($ OR #)        ($ OR #)         ($ OR #)
-----------------------------------------------------------------------------------------------------------
Stephen L. Stephano        50,000             (2)                 -               -                   -
President/COO

(1) During 1994, the McM Board of Directors adopted the McM Phantom Stock Plan (the "Plan"). The Plan was specifically developed to provide an incentive to accomplish the Company's goal of long-term retention of key executives. Effective August 6, 1996, Mr. Stephano was awarded 50,000 shares of phantom stock pursuant to the Plan.

(2) Subject to the exceptions noted below, vesting of any award under the Plan is based upon a minimum period of service of five years with full vesting after ten years. Recipients of phantom stock awards are entitled to receive a lump sum cash payment equal to (a) the fair market value per share of McM common stock at the applicable Maturity Date (as defined in the Plan), including the cumulative amount of dividends per share paid between the Award Date (as defined in the Plan) and the Maturity Date multiplied by (b) the number of shares of phantom stock held by the recipient that have reached maturity under the terms of the Plan. Irrespective of the vesting requirements noted above, should Mr. Stephano be terminated involuntarily without cause, a minimum of 20%, or 10,000 shares, of phantom stock would become vested. Likewise, in the event an agreement, the performance of which will result in a Change of Control (as defined in the Plan), is executed, any shares of phantom stock held by an employee shall fully vest as of the date of such execution. In addition, upon the death or total and permanent disability of Mr. Stephano all shares of phantom stock awarded under the Plan would immediately mature.


                                 RETIREMENT PLAN

         Officers of McM, including the named executive officers, participate in the McM Corporation Retirement Plan. A sample retirement benefit table for the Retirement Plan is outlined below showing the anticipated annual amount of normal retirement benefits associated with final average earnings and the number of years of service for the named executive officers.

                                                RETIREMENT PLAN TABLE

PARTICIPANTS' FINAL                               YEARS OF SERVICE
AVERAGE EARNINGS            15            20             25               30           35
----------------       -----------   -----------   ---------------   ------------   ---------

 $125,000                $34,643       $46,190       $ 57,738          $ 69,286     $ 80,833
  150,000                 42,143        56,190         70,238            84,286       98,333
  175,000                 49,643        66,190         82,738            99,286      115,833
  200,000                 57,143        76,190         95,238           114,286      133,333
  225,000                 64,643        86,190        107,738           129,286      150,833
  250,000                 72,143        96,190        120,238           144,286      168,333

         Benefits under the Retirement Plan are determined by multiplying a participant's final average earnings (the best five consecutive years of the last ten years) by 1.35% times the years of benefit service, multiplying a participant's final average earnings in excess of Social Security Average Wages by .65% times the years of benefit service (not in excess of 35 years) and adding the two results together.

         Under federal law, the amount of compensation which may be considered for purposes of calculating benefits is limited. That amount will be adjusted periodically for inflation in increments of $10,000. The 1996 limit is $150,000 and will change to $160,000 for 1997 benefit calculations. Benefits paid to participants are reduced in the event of earlier retirement. The estimated credited years of service for McM's executive officers are 18 years for Mr. King and 16 years for Mr. Stephano. Benefits shown in the Retirement Plan Table are not subject to any deduction for social security or other offset amounts.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                               NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED   IN-THE MONEY OPTIONS AT
                                                               OPTIONS AT 12/31/96 ($)     12/31/96 ($)

                           SHARES ACQUIRED        VALUE            EXERCISABLE/            EXERCISABLE/
        NAME               ON EXERCISE(#)      REALIZED ($)        UNEXERCISABLE          UNEXERCISABLE
-----------------------  ------------------  --------------      ----------------      -------------------

George E. King                -0-                   -0-            32,288/38,593         101,777/111,105
Chairman
Emeritus/CEO

Stephen L. Stephano           -0-                   -0-            32,288/38,593         101,777/111,105
President/COO



                      SHAREHOLDER RETURN PERFORMANCE GRAPH

         Set forth below is a line graph comparing the yearly percentage change on the cumulative total shareholder return on the Company's common stock against the cumulative total return of the S&P 500 Composite Index and the Center for Research in Security Prices Index (CRSP) for NASDAQ Stocks (U.S. Insurance Companies) Insurance Composite, comprised of 125 listed insurance companies, for the five-year period beginning December 31, 1991, and ending December 31, 1996. The values are based on the assumption that the value of the investment in McM and each comparative index was $100 on December 31, 1991, and that all dividends are reinvested.

                    COMPARISON OF FIVE YEAR CUMULATIVE RETURN
                    AMONG MCM CORPORATION, S&P 500 INDEX AND
                  CRSP INDEX FOR NASDAQ STOCKS (U.S. COMPANIES)

                                                            CRSP Index for
Measurement Period             McM           S&P            NASDAQ Stocks
(Fiscal Year Covered)          Corp       500 INDEX        (U.S. Companies)
---------------------          ----       ---------        ----------------

Measurement Pt-12/31/91        $100         $100                 $100

FYE 12/31/92                   $ 28.6       $107.7               $138.7
FYE 12/31/93                   $ 39.3       $118.2               $157.0
FYE 12/31/94                   $ 71.4       $119.8               $166.5
FYE 12/31/95                   $150.0       $164.8               $232.9
FYE 12/31/96                   $151.6       $203.2               $267.4


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors, which consists of independent directors who are not employees of the Company or its subsidiaries, has furnished the following report on executive compensation:

         The Compensation Committee of the Board of Directors has developed and implemented executive compensation policies, plans and programs in an effort to enhance the profitability of the Company and thus shareholder value by closely aligning the financial interests of McM's executive officers with those of its shareholders. To accomplish these goals, the Company relies on base salary, incentive compensation and other long term compensation plans to attract and retain key executive officers with outstanding abilities and to motivate them to perform to the full extent of their abilities.

         The base salaries are fixed at competitive levels paid to senior executives with comparable qualifications, experience and responsibilities as other companies engaged in the same or similar businesses as McM. The Committee reviews with the McM Board of Directors and recommends, and the Board approves, with any modifications it deems appropriate, an annual salary plan for the Company's executive officers (including the Chief Executive Officer). Such salary plan is based on industry, peer group and national surveys and performance judgments as to the past and expected future contributions of the individual senior executives.

         The incentive compensation for the current year has been closely tied to McM's success in achieving the previous year's financial performance goals of the ongoing property and casualty operations as defined in the McM Corporation Key Executive Compensation Plan. The incentive compensation provided under the plan is dependent upon attaining a percentage of target plan income for each year as defined by the plan.

Portions of incentive awards under the plan are held back to be paid only upon the achievement of earnings performance in future years.

         Mr. King's base salary was increased 5.8% effective January 1, 1996. His base salary was determined after a careful evaluation by the Compensation Committee of competitive industry data and other subjective factors, including the importance of and the skills required for this key position as well as Mr. King's overall performance. In April 1996, Mr. King also received an incentive award under the incentive compensation plan described above, which award was based upon McM's performance for fiscal year 1995.

         During each fiscal year, the Committee considers the desirability of granting executive officers' awards under the Company's Employee Incentive Stock Option Plan, which provides for the granting of stock options. The Committee believes that stock option grants afford a long-term compensation method because they closely link the interests of management with shareholder value and directly join the financial interest of executive officers with those of McM shareholders. In determining the grants of stock options to the executive officers, including the Chief Executive Officer, the Committee considers the accountability, strategic and operational goals, anticipated performance requirements and contributions of the executive officers. During 1996, the Committee granted no options.

         During 1994, the McM Board of Directors adopted the McM Corporation Phantom Stock Plan as recommended by the Compensation Committee. This plan was specifically developed to provide a strong incentive to accomplish the long term retention of key executives. In determining eligibility of an executive to receive awards under this plan, the Compensation Committee considers the position held by the executive, the value of the executive's services and the profitability of the Company and its subsidiaries. Vesting of any award under the plan is based upon a minimum period of service of five years with full vesting after ten years. Irrespective of this requirement, should a participant in the plan be terminated involuntarily without cause, a minimum of 20% of phantom stock would become vested. On August 6, 1996, the Compensation Committee determined that it was in the best interests of the Company for the vesting schedule to be modified. The plan amendment provides that in the event an agreement is executed, the performance of which would result in a Change in Control (as defined by the plan) of McM, any shares of phantom stock held by an employee shall fully vest as of the date of such execution. Recipients of phantom stock awards are entitled to receive a lump sum cash payment equal to
(a) the fair market value per share of McM common stock at the applicable maturity date, including the cumulative amount of dividends per share paid between the award date and the maturity date, as defined by the plan, multiplied by (b) the number of units of phantom stock held by the recipient that have reached maturity under the terms of the plan. Effective August 6, 1996, Mr. Stephen L. Stephano was awarded an additional 50,000 shares of phantom stock pursuant to the plan, bringing his total cumulative award to 100,000 shares.

         The McM Corporation Equity Appreciation Rights Plan (the "EARs Plan") allows awards of equity appreciation rights to key officers of McM. The Compensation Committee determines to whom rights are awarded, the number of rights to be awarded and the terms of such rights. Grantees of rights are entitled to receive the net appreciation between grant date book value of one share of McM common stock and the exercise date book value of one share of McM common stock. Currently, no rights have been awarded under the plan.

                           Respectfully submitted,

                           Compensation Committee
                           Laurence F. Lee III, Acting Chairman
                           Michael A. DiGregorio
                           Laurence F. Lee, Jr.
                           Claude G. Sanchez, Jr.
                           R. Peyton Woodson III


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Mr. Laurence F. Lee, Jr. served as President of Peninsular Life Insurance Company from 1959 to 1964 and as Chairman of the Board and Chief Executive Officer from 1964 to 1973. He also served as a director of Occidental Life Insurance Company from 1950 until 1972. Both of those McM subsidiaries were sold in 1991. Mr. R. Peyton Woodson III held various executive positions with the McM group of companies throughout his career, including Chairman of the Board of McM from December 1977 to May 1985.


                              INDEPENDENT AUDITORS

         The Board of Directors has not selected independent auditors of McM for the current fiscal year. The Audit Committee of the Board of Directors is expected to formally complete its selection in the near future. Ernst & Young, a nationally known firm of certified public accountants, has served as auditors of McM since its formation.

         Representatives of Ernst & Young will be present at the Annual Meeting. They will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.


                               ACTIONS TO BE TAKEN

         The Annual Meeting is called for the purposes set forth in the Notice. Management does not intend to present, and has not been informed that any other person intends to present, any matters for action at the Annual Meeting other than those specifically referred to in the Form of Proxy and this Proxy Statement. If any other matters are properly brought before the Annual Meeting, it is the intention of the proxy holders to vote on such matters in accordance with their judgment.


                              SHAREHOLDER PROPOSALS

         Appropriate proposals of shareholders intended to be presented at the Company's next annual meeting of shareholders must be received by the Company by December 23, 1997, for inclusion in its proxy statement and form of proxy relating to that meeting.


                          ANNUAL REPORT TO SHAREHOLDERS

         The 1996 Annual Report to Shareholders of McM Corporation for the year ended December 31, 1996, is enclosed. The section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" is hereby incorporated herein by reference.

                   UPON WRITTEN REQUEST OF ANY PERSON ENTITLED
          TO VOTE AT THE MEETING, THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR FISCAL YEAR 1996, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE SECURITIES EXCHANGE ACT OF 1934. REQUESTS SHOULD BE ADDRESSED TO: CORPORATE SECRETARY, MCM CORPORATION, 702 OBERLIN ROAD, POST OFFICE BOX 12317, RALEIGH, NORTH CAROLINA 27605.

                                                                     APPENDIX A

                               McM CORPORATION

               702 Oberlin Road, Raleigh, North Carolina 27605

     THIS PROXY IS SOLICITED ON BEHALF OF THE MANAGEMENT AND DIRECTORS OF
                               McM CORPORATION

The undersigned hereby appoints George E. King and Michael D. Blinson, or either of them, with the full power of substitution, attorneys-in-fact to vote the number of shares of McM Corporation the undersigned would be entitled to vote if personally present at the annual shareholders' meeting of McM Corporation to be held at the Executive Offices of McM Corporation, 702 Oberlin Road, Raleigh, North Carolina, at 10:00 a.m. (Eastern Time), May 22, 1997, and any adjournment, recess or postponement thereof, for the transaction of such business as may properly come before the meeting and specifically for the following as set forth on the reverse side.

This proxy when properly executed and received prior to the meeting, will be voted in the manner directed herein by the undersigned. You are urged to mark the boxes you deem appropriate and otherwise complete this proxy according to your judgment; however, if no direction is given, the proxy will be voted FOR proposals 1 and 2.

-------------------------------------------------------------------------------
Please sign, date and return this proxy in the enclosed postage paid envelope.
-------------------------------------------------------------------------------

        (Please sign exactly as name appears on this proxy. Executors,
        Trustees, etc. should give full title. A proxy for shares held in joint ownership must be signed by each owner. To be voted, your proxy must be received prior to the meeting.)

HAS YOUR ADDRESS CHANGED?

_______________________________________________________________________________

_______________________________________________________________________________

_______________________________________________________________________________




[X] PLEASE MARK VOTES AS IN THIS EXAMPLE

----------------------------------------
            McM CORPORATION
----------------------------------------

RECORD DATE SHARES:

1. Resolution to fix the number of Directors at seven.

               FOR  [ ]        AGAINST  [ ]        ABSTAIN  [ ]

2. Election of Directors:

     Michael A. DiGregorio
     George E. King
     Laurence F. Lee, Jr.
     Laurence F. Lee III
     Claude G. Sanchez, Jr.
     Stephen L. Stephano
     R. Peyton Woodson III

           FOR  [ ]        WITHHOLD  [ ]        FOR ALL EXCEPT  [ ]

   NOTE: If you do not wish your shares voted "FOR" a particular nominee, mark the "FOR ALL EXCEPT" box and strike a line through the nominee(s) name(s). Your shares will be voted for the remaining nominee(s).

3. In their discretion, the attorneys-in-fact are authorized to vote upon such other matters as may properly come before the meeting.


Please be sure to sign and date this Proxy.

Date ___________________________________

________________________________________   ____________________________________
Shareholder sign here                      Co-owner sign here

Mark box at right if an address change has been noted on the reverse side of this card. [ ]

DETACH CARD                                                         DETACH CARD